Exhibit 5.1




December 12, 1996






Graco Inc.
4050 Olson Memorial Highway
Golden Valley, Minnesota  55422-5332

To Whom it May Concern:

I am a member of the bar of the State of Minnesota and Vice President, General Counsel and Secretary of Graco Inc. (the "Company"). Reference is made to the Registration Statement on Form S-8 that the Company intends to file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the purpose of registering 750,000 shares of Common Stock, $1.00 par value, of the Company, pursuant to the Graco Employee Stock Purchase Plan (the "Plan"). I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion. I am of the opinion that the shares of Common Stock to be registered pursuant to the Plan, when sold to eligible employees in accordance with the terms thereof, will be legally issued, fully paid and nonassessable, provided
(i) the value received by the Company is at least equal to the par value of the shares of Common Stock and (ii) the Registration Statement, as then amended, shall have become and remains effective under the Securities Act of 1933, as amended. I consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,




/s/Robert M. Mattison
Robert M. Mattison
Vice President, General Counsel
     and Secretary

                                      -5-